Exhibit 99.3

CINERGY CORP.

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	September 30 2003	December 31 2002

ASSETS
Current Assets
Cash and temporary cash investments	$486,400	$200,112
Restricted deposits	709	3,092
Notes receivable	63,594	135,873
Accounts receivable less accumulated provision for doubtful accounts of $10,873 at September 30, 2003, and $16,368 at December 31, 2002	1,029,127	1,280,810
Materials, supplies and fuel - at average cost	319,632	319,454
Prepayments and other	138,236	107,086
Energy risk management current assets	224,299	464,028
Total current assets	2,261,997	2,510,455

Property, Plant, and Equipment - at Cost
Utility plant in service	9,557,536	8,641,351
Construction work in progress	288,069	469,300
Total Utility Plant	9,845,605	9,110,651
Non-regulated property, plant, and equipment	4,326,626	4,616,754
Accumulated depreciation	5,319,500	5,157,040
Net property, plant, and equipment	8,852,731	8,570,365

Other Assets
Regulatory assets	1,012,457	1,022,696
Investments in unconsolidated subsidiaries	482,978	417,188
Energy risk management non-current assets	127,407	162,773
Notes receivable non-current	218,347	—
Other investments	173,790	163,851
Other	346,265	312,435
Total other assets	2,361,244	2,078,943

Assets of Discontinued Operations	7,187	147,265

Total Assets	$13,483,159	$13,307,028

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$947,882	$1,318,379
Accrued taxes	228,225	258,613
Accrued interest	79,161	62,244
Notes payable and other short-term obligations	336,687	667,973
Long-term debt due within one year	1,113,319	176,000
Energy risk management current liabilities	186,146	407,710
Other	133,677	105,026
Total current liabilities	3,025,097	2,995,945

Non-current Liabilities
Long-term debt	4,129,946	4,011,568
Deferred income taxes	1,519,097	1,458,171
Unamortized investment tax credits	111,186	118,095
Accrued pension and other post-retirement benefit costs	606,375	626,167
Energy risk management non-current liabilities	117,777	143,991
Other	233,768	179,767
Total non-current liabilities	6,718,149	6,537,759

Liabilities of Discontinued Operations	8,877	108,833

Total Liabilities	9,752,123	9,642,537

Preferred Trust Securities
Company obligated mandatorily redeemable preferred trust securities of subsidiary holding solely debt securities of the company	—	308,187

Cumulative Preferred Stock of Subsidiaries
Not subject to mandatory redemption	62,818	62,828

Common Stock Equity
Common stock - $0.01 par value; authorized shares - 600,000,000; outstanding shares - 177,899,822 at September 30, 2003, and 168,663,115 at December 31, 2002	1,779	1,687
Paid-in capital	2,170,392	1,918,136
Retained earnings	1,525,727	1,403,453
Accumulated other comprehensive income	(29,680)	(29,800)
Total common stock equity	3,668,218	3,293,476

Total Liabilities and Equity	$13,483,159	$13,307,028

Note:  Prior year’s data has been reclassified to conform with current year’s presentation.